Tactical Investment Series Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Tactical Investment Series Trust relating to the financial statements and financial highlights of TFA Tactical Income Fund, Tactical Growth Allocation Fund, TFA Quantitative Fund, and TFA AlphaGen Growth Fund, each a series of shares of beneficial interest in the Tactical Investment Series Trust. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2024